Exhibit 99.1

FTE NETWORKS ANNOUNCES FINAL SETTLEMENT DATE FOR
ITS OUTSTANDING SENIOR SECURED PROMISSORY NOTES

Naples, Florida December 4, 2015 - FTE Networks, Inc. (OTCQX: FTNW) (the “Company”), today announced a final settlement date of December 7, 2015 (the “Final Settlement Date”) for its previously announced cash tender offer (the “Offer”) to purchase 80% to 100% of its outstanding Senior Secured Promissory Notes (the “Notes”). The Offer will expire at 11:59 p.m., New York City time, on December 4, 2015. The company has received 100% participation in the Offer.

As previously announced, the Company settled its obligations under the Offer with respect to 97% of the Notes on November 12, 2015 (the “Initial Settlement Date”). The remaining 3% of the Notes, representing an aggregate of $94,489.56 principal amount (the “Remaining Notes”), were tendered on or subsequent to the Initial Settlement Date and within the premium period, as defined in the related offer to purchase. The Company has accepted for purchase the Remaining Notes, and holders who tendered the Remaining Notes will receive the tender offer consideration of $400 per $1,000 principal amount of the Notes, as well as the premium consideration of $100 per $1,000 principal amount of the Notes, on the Final Settlement Date.

About FTE Networks, Inc.

FTE Networks is a vertically integrated company with an international footprint. Since its inception, FTE Networks has steadily advanced its management, operational and technical capabilities to become a leading provider of services to the telecommunications and wireless sector with a focus on turnkey solutions. FTE Networks provides a comprehensive array of services centered on quality, efficiency and customer service.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW’s current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Company Contact Details:

FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, Florida 34108

(877) 878-8136

Email: ir@ftenet.com

Investor Relations Contact:

Porter, LeVay & Rose

Michael Porter or Matthew Abenante

(212) 564-4700

Email: matthew@plrinvest.com